As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEXCOM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0857544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6340 Sequence Drive

San Diego, California 92121

(858) 200-0200

(Address, including zip code and telephone number, including area code, of the Registrant’s principal executive offices)

Jess Roper

Chief Financial Officer

6340 Sequence Drive

San Diego, California 92121

(858) 200-0200

(Name, address, including zip code and telephone number, including area code, of the Registrant’s agent for service)

Copies to:

Robert A. Freedman, Esq.

Robert V. Ricca, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

(650) 988-8500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common stock, $0.001 par value per share (5)
Preferred stock, $0.001 par value per share
Warrants
Units (6)
Total			$100,000,000	$5,580

(1)	There is being registered hereunder an indeterminate number of shares of common stock, preferred stock, warrants to purchase common or preferred stock of the Registrant, and units as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $100 million.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for each type of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(5)	Each share of common stock being registered hereunder also includes one preferred stock purchase right pursuant to the Registrant’s rights agreement.
(6)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, and warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

From time to time, we may offer up to $100,000,000 aggregate dollar amount of shares of our common or preferred stock, warrants to purchase our common or preferred stock, and/or units consisting of some or all of these securities, in any combination, together or separately, in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement, which may also add, update or change information contained in this prospectus. The total amount of these securities will have an initial aggregate offering price of up to $100,000,000. You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on the NASDAQ Global Market under the symbol “DXCM.” On November 3, 2009, the last reported sales price for our common stock was $6.90 per share. None of the other securities we may offer are currently traded on any securities exchange. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Market or any securities market or exchange of the securities covered by the prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

The common stock, preferred stock, warrants, and/or units may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. If different information is given or different representations are made, you may not rely on that information or those representations as having been authorized by us. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, warrants to purchase common or preferred stock, and/or units consisting of some or all of these securities in any combination, in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

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SUMMARY

This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes and other information incorporated by reference, before making an investment decision.

DexCom, Inc.

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems for people with diabetes. We received approval from the FDA and commercialized our first product in 2006. In 2007, we received approval and began commercializing our second generation system, and on February 13, 2009, we received approval for our third generation system, the SEVEN PLUS, which is designed for up to seven days of continuous use, and we began commercializing this product in the first quarter of 2009. Our approvals allow for the use of our continuous glucose monitoring systems by adults with diabetes to detect trends and track glucose patterns, to aid in the detection of hypoglycemia and hyperglycemia and to facilitate acute and long-term therapy adjustments.

We were incorporated in Delaware in May 1999. Our principal offices are located at 6340 Sequence Drive, San Diego, California 92121, and our telephone number is (858) 200-0200. Our website address is http://www.dexcom.com. The information found on, or accessible through, our website is not a part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock, preferred stock, warrants to purchase common or preferred stock, and/or units consisting of some or all of these securities with a total aggregate offering price of up to $100 million from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amount, price and other important terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell our securities directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer our securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of the underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Ratio of Combined Preference Dividends and Fixed Charges to Earnings

The financial information provided in the table below should be read in conjunction with our financial statements and the related notes incorporated by reference into this prospectus. The following table sets forth our ratio of combined preference dividends and fixed charges to earnings for each of the periods indicated. As earnings are inadequate to cover the combined preference dividends and fixed charges, we have provided the deficiency amounts. For purposes of calculating this deficiency, earnings consist of loss from continuing operations before fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense.

	Year ended December 31,					Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
						(unaudited)
Deficiency of earnings to combined preference dividends and fixed charges (in thousands)	$(13,946)	(30,767)	(46,599)	(48,454)	(58,856)	(41,995)

RISK FACTORS

We have a limited operating history and our products may never achieve market acceptance.

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems for ambulatory use by people with diabetes and for use by healthcare providers in the hospital for the treatment of both diabetic and non-diabetic patients. On March 24, 2006, we received approval from the FDA for our first product, the STS, designed for up to three days of continuous use. On May 31, 2007, we received approval from the FDA for our second generation continuous glucose monitoring system, the SEVEN, designed for up to seven days of continuous use, and we began commercializing this product in the third quarter of 2007. As part of our commercialization of the SEVEN, we discontinued sales of our STS three day durable system in the second quarter of 2007 and discontinued the sale of our three day sensors during the second quarter of 2008. On February 13, 2009, we received approval from the FDA for our third generation continuous glucose monitoring system, the SEVEN PLUS, also approved for up to seven days of continuous use, and we began commercializing this product in the first quarter of 2009. There are various differences between the SEVEN and the SEVEN PLUS. As compared to the SEVEN, the SEVEN PLUS incorporates additional user interface and algorithm enhancements that are intended to make its glucose monitoring function more accurate and customizable. Our approvals allow for the use of our continuous glucose monitoring systems by adults with diabetes to detect trends and track glucose patterns, to aid in the detection of hypoglycemia and hyperglycemia and to facilitate acute and long-term therapy adjustments. Our approved products must be prescribed by a physician and include a disposable sensor, a transmitter and a small handheld receiver. Our approved products are indicated for use as adjunctive devices to complement, not replace, information obtained from standard home blood glucose monitoring devices and must be calibrated periodically using a standard home blood glucose monitor. The sensor is inserted by the patient and is intended to be used continuously for up to seven days after which it is removed by the patient and may be replaced by a new sensor. Our transmitter and receiver are reusable. On November 26, 2008, we received CE Mark (Conformité Européene) approval for the SEVEN, enabling commercialization of the SEVEN system in the European Union and the countries in Asia and Latin America that recognize the CE Mark and on September 30, 2009, we received CE Mark approval for the SEVEN PLUS. We expect to commercialize our products on a limited basis in the European Union in 2009. From inception to 2006, we devoted substantially all of our resources to start-up activities, raising capital and research and development, including product design, testing, manufacturing and clinical trials. Since 2006, we have devoted considerable resources to the commercialization of our ambulatory continuous glucose monitoring systems, including the SEVEN and SEVEN PLUS, as well as the continued research and clinical development of our technology platform. On October 30, 2009, we received CE Mark approval for the first generation in-hospital continuous glucose monitoring system that we developed in collaboration with Edwards Lifesciences LLC, but we have yet to seek approval from the FDA for the in-hospital continuous glucose monitoring system.

We expect that sales of our SEVEN and our SEVEN PLUS, which both consist of a handheld receiver, reusable transmitter and disposable sensor, will account for substantially all of our product revenue for the foreseeable future. From inception through September 30, 2009, revenues from sales of our products total approximately $26.3 million. We have limited experience in selling our products and we might be unable to successfully commercialize our products on a wide scale for a number of reasons, including:

•	market acceptance of our products by physicians and patients will largely depend on our ability to demonstrate their relative safety, efficacy, reliability, cost-effectiveness and ease of use;

•	we may not be able to manufacture our products in commercial quantities or at an acceptable cost;

•	patients do not generally receive broad reimbursement from third-party payors for their purchase of our products, which may reduce widespread use of our products;

•	our inexperience in marketing, selling and distributing our products;

•	we may not have adequate financial or other resources to successfully commercialize our products;

•	the uncertainties associated with establishing and qualifying new manufacturing facilities;

•	our SEVEN and SEVEN PLUS are not labeled as a replacement for the information that is obtained from single-point finger stick devices;

•	patients will need to incur the costs of our SEVEN and SEVEN PLUS in addition to single-point finger stick devices;

•	the introduction and market acceptance of competing products and technologies;

•	our inability to obtain sufficient quantities of supplies at appropriate quality levels from our sole source and other key suppliers; and

•	rapid technological change may make our technology and our products obsolete.

Our SEVEN and SEVEN PLUS are more invasive than current self-monitored glucose testing systems, including single-point finger stick devices, and patients may be unwilling to insert a sensor in their body, especially if their current diabetes management involves no more than two finger sticks per day. Moreover, patients may not perceive the benefits of continuous glucose monitoring and may be unwilling to change their current treatment regimens. In addition, physicians tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products. Physicians may not recommend or prescribe our products until (i) there is long-term clinical evidence to convince them to alter their existing treatment methods, (ii) there are recommendations from prominent physicians that our products are effective in monitoring glucose levels and (iii) reimbursement or insurance coverage is widely available. We cannot predict when, if ever, physicians and patients may adopt the use of the SEVEN or SEVEN PLUS. If the SEVEN and SEVEN PLUS do not achieve an adequate level of acceptance by patients, physicians and healthcare payors, we may not generate significant product revenue and we may not become profitable.

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition.

In March 2007, we issued an aggregate principal amount of $60 million in 4.75% Convertible Senior Notes due in 2027. The level of our indebtedness, among other things, could:

•

require us to dedicate a portion of our expected cash flow or our existing cash to service our indebtedness, which would reduce the amount of our cash available for other purposes, including working capital, capital expenditures and research and development expenditures;

•	make it difficult for us to incur additional debt or obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in our business;

•	limit our ability to sell ourselves or engage in other strategic transactions;

•	make us more vulnerable in the event of a downturn in our business; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have greater access to capital resources.

If we fail to generate sufficient revenue due to any of the factors described in this section entitled “Risk Factors,” or otherwise, we could have difficulty paying amounts due on our indebtedness. Although the convertible senior notes mature in 2027, the holders of the convertible senior notes may require us to repurchase their notes prior to maturity under certain circumstances, including specified fundamental changes such as the sale of a majority of the voting power of the company. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the convertible senior notes, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any other indebtedness that we may have outstanding at such time. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

Conversion of the convertible senior notes will dilute the ownership interests of existing stockholders.

The terms of the convertible senior notes permit the holders to convert the notes into shares of our common stock. The convertible senior notes are convertible into our common stock initially at a conversion price of $7.80 per share, which would result in an aggregate of approximately 7.7 million shares of our common stock being issued upon conversion, subject to adjustment upon the occurrence of specified events, provided that the total number of shares of common stock issuable upon conversion, as may be adjusted for fundamental changes or otherwise, may not exceed approximately 9.2 million shares. The conversion of some or all of the convertible senior notes will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon conversion could adversely affect prevailing market prices of our common stock.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred net losses in each year since our inception in May 1999, including a net loss of $42.0 million for the nine months ended September 30, 2009. As of September 30, 2009, we had an accumulated deficit of $279.7 million. We have financed our operations primarily through private placements of our equity and debt securities and our public offerings, and have devoted a substantial portion of our resources to research and development relating to our continuous glucose monitoring systems, including our in-hospital product development, and more recently, we have incurred significant sales and marketing and manufacturing expenses associated with the commercialization of the SEVEN and SEVEN PLUS. In addition, we expect our research and development expenses to increase in connection with our clinical trials and other development activities related to our products. We also expect that our general and administrative expenses will continue to increase due to the additional operational and regulatory burdens applicable to public companies. As a result, we expect to continue to incur significant operating losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and may adversely affect our ability to pay interest on, and principal of, the convertible senior notes.

Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that our actual results could differ materially from expectations.

Our operations and performance depend on worldwide economic conditions, which have deteriorated significantly in the United States and other countries, and may remain depressed for the foreseeable future. These conditions may make it difficult for our customers and potential customers to afford our products, and could cause our customers to stop using our products or to use them less frequently. If that were to occur, we would experience a decrease in revenue and our performance would be negatively impacted. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in the United States, or in our industry. These and other economic factors could have a material adverse effect our financial condition and operating results.

Healthcare reforms, changes in healthcare policies and changes to third-party reimbursements for our products may affect demand for our products.

The U. S. government has in the past considered, is currently considering and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare products such as the SEVEN PLUS. These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; and other measures. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for our current and future products. These include changes that may reduce reimbursement rates for our products and changes that may be proposed or implemented by the current U.S. Presidential administration or Congress. It is unclear which, if any, of the various U.S. healthcare reform policies currently being discussed and/or proposed might be enacted by the U.S. Congress and signed into law by the President.

If we are unable to develop and maintain an adequate sales and marketing organization, or if our direct sales organization is not successful, we may have difficulty achieving market awareness and selling our products.

To achieve commercial success for the SEVEN, the SEVEN PLUS and our future products, we must continue to develop and grow our sales and marketing organization and enter into arrangements with others to market and sell our products. We currently employ a small direct sales force to market our products in the United States. In the United States, our sales force calls directly on healthcare providers and patients throughout the country to initiate sales of our products. Our sales organization competes with the experienced and well-funded marketing and sales operations of our competitors. We have also entered into distribution arrangements to leverage existing distributors already engaged in the diabetes marketplace. Our U.S. distribution partnerships are focused on accessing underrepresented regions and, in some instances, regional third-party payors that contract exclusively with distributors. Our European distribution partners call directly on healthcare providers to market and sell our products in Europe. Because of the competition for their services, we may be unable to partner with or retain additional qualified distributors. Further, we may not be able to enter into agreements with distributors on commercially reasonable terms, if at all.

Additionally, to aid our efforts to obtain timely and comprehensive reimbursement of our products for our customers, we must continue to improve our customer service processes and scale our information technology systems.

Developing and managing a direct sales organization is a difficult, expensive and time consuming process. To be successful we must:

•	recruit and retain adequate numbers of effective sales personnel;

•	effectively train our sales personnel in the benefits of our products;

•	establish and maintain successful sales and marketing and education programs that encourage endocrinologists, physicians and diabetes educators to recommend our products to their patients; and

•	manage geographically disbursed sales and marketing operations.

If we are unable to establish adequate sales, marketing and distribution capabilities or enter into and maintain arrangements with third parties to sell, market and distribute our products, our business may be harmed.

We have entered into distribution arrangements to leverage existing distributors already engaged in the diabetes marketplace. To the extent that we enter into additional arrangements with third parties to perform sales, marketing, distribution and billing services in the United States or Europe, our product margins could be lower than if we directly marketed and sold our products. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we cannot predict whether these efforts will be successful. In addition, market acceptance of our products by physicians and patients in Europe will largely depend on our ability to demonstrate their relative safety, efficacy, reliability, cost-effectiveness and ease of use. If we are unable to do so, we may not be able to generate product revenue from our sales efforts in Europe. Finally, if we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable.

We have limited manufacturing capabilities and manufacturing personnel, and if our manufacturing capabilities are insufficient to produce an adequate supply of product at appropriate quality levels, our growth could be limited and our business could be harmed.

We currently have limited resources, facilities and experience in commercially manufacturing sufficient quantities of product to meet expected demand. We have had difficulty scaling our manufacturing operations to provide a sufficient supply of product to support our commercialization efforts. From time to time, we have also experienced brief periods of backorder and, at times, have had to limit the efforts of our sales force to introduce our products to new customers. We have focused significant effort on continual improvement programs in our manufacturing operations intended to improve quality, yields and throughput. We have made progress in manufacturing to enable us to supply adequate amounts of product to support our commercialization efforts, however, there can be no assurances that supply will not be constrained going forward. In order to produce our products in the quantities we anticipate will be necessary to meet market demand, we will need to increase our manufacturing capacity by a significant factor over the current level. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, materials procurement, problems with production yields and quality control and assurance. Developing commercial-scale manufacturing facilities will require the investment of substantial additional funds and the hiring and retention of additional management, quality assurance, quality control and technical personnel who have the necessary manufacturing experience. Also, the scaling of manufacturing capacity is subject to numerous risks and uncertainties, such as construction timelines, design, installation and maintenance of manufacturing equipment, among others, which can lead to unexpected delays. In addition, our facilities may have to undergo additional inspections by the FDA and corresponding state agencies. We cannot assure you that we will be able to develop and expand our manufacturing process and operations or obtain FDA and state agency approval of our facilities in a timely manner or at all. If we are unable to manufacture a sufficient supply of our current products or any future products for which we may receive approval, maintain control over expenses or otherwise adapt to anticipated growth, or if we underestimate growth, we may not have the capability to satisfy market demand and our business will suffer.

Additionally, the production of our products must occur in a highly controlled and clean environment to minimize particles and other yield-and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. If we are not able to maintain stringent quality controls, or if contamination problems arise, our clinical development and commercialization efforts could be delayed, which would harm our business and our results of operations.

Since our commercial launch in 2006, we have experienced periodic field failures. We do not believe these failures created any patient safety concerns and we are not aware of any reports of adverse events or incidents related to these failures. Although we believe we have taken appropriate actions aimed at reducing or eliminating field failures, there can be no assurances that we will not experience additional failures going forward.

Although many third party payors have adopted some form of coverage policy on continuous glucose monitoring devices, our products do not yet have broad contractual coverage with third party payors and we frequently experience administrative challenges in obtaining reimbursement for our customers. If we are unable to obtain adequate reimbursement at acceptable prices for our products or any future products from third party payors, we will be unable to generate significant revenue.

As a medical device company, reimbursement from Medicare and private third-party healthcare payors is an important element of our success. To date, our products are not reimbursed by virtue of a national coverage decision by Medicare. On November 2, 2007, the Centers for Medicare and Medicaid, or CMS, released its 2008 Alpha-Numeric HCPCS File which included three separate codes applicable to each of the three components of our continuous glucose monitoring system and HCPCS codes for continuous glucose monitoring became effective on January 1, 2008. HCPCS codes are billing codes used by Medicare and private third-party payors, but do not represent a reimbursement coverage decision by CMS and, to date, our approved products are not reimbursed by virtue of a national coverage decision by Medicare. It is not known when, if ever, Medicare will adopt a national coverage decision with respect to continuous glucose monitoring devices. Until any such coverage decision is adopted by Medicare, reimbursement of our products will generally be limited to those patients covered by third-party payors that have adopted coverage policies for continuous glucose monitoring devices. As of November 2009, seven of the largest third party payors, in terms of number of covered lives, have issued coverage policies for the category of continuous glucose monitoring devices. In addition, we have negotiated contracted rates with five of those largest third party payors for the purchase of our products by their members. However, patients without insurance that covers our products will have to bear the financial cost of them. In the United States, patients using existing single-point finger stick devices are generally reimbursed all or part of the product cost by Medicare or other third-party payors. The commercial success of our products in both domestic and international markets will be substantially dependent on whether third-party reimbursement is widely available for patients that use them. While many third party payors have adopted some form of coverage policy on continuous glucose monitoring devices, those coverage policies frequently require significant medical documentation in order for patients to obtain reimbursement, and as a result, we have experienced difficulty in improving the efficiency of our customer service group. In addition, Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate payment for our products. In order to obtain additional reimbursement arrangements, we may have to agree to a net sales price lower than the net sales price we might charge in other sales channels. The continuing efforts of government and third-party payors to contain or reduce the costs of healthcare may limit our revenue. Our initial dependence on the commercial success of the SEVEN and SEVEN PLUS makes us particularly susceptible to any cost containment or reduction efforts. Accordingly, unless government and other third-party payors provide adequate coverage and reimbursement for the SEVEN and SEVEN PLUS, patients may not use our products.

In some foreign markets, pricing and profitability of medical devices are subject to government control. In the United States, we expect that there will continue to be federal and state proposals for similar controls. Also, the trends toward managed healthcare in the United States and proposed legislation intended to reduce the cost of government insurance programs could significantly influence the purchase of healthcare services and products and may result in lower prices for our products or the exclusion of our products from reimbursement programs.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business.

We rely on Flextronics International, Ltd. to manufacture and supply circuit boards for our receiver; we rely on AMI Semiconductor, Inc. to manufacture and supply the application specific integrated circuit, or ASIC, that is incorporated into the transmitter; we rely on DSM PTG, Inc. to manufacture certain polymers used to synthesize our polymeric biointerface membranes for our products; and we rely on The Tech Group to supply our injection molded components. Each of these suppliers is a sole-source supplier. In some cases, our agreements with these and our other suppliers can be terminated by either party upon short notice. Our contract manufacturers also rely on sole-source suppliers to manufacture some of the components used in our products. Our manufacturers and suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside manufacturers and suppliers also subjects us to other risks that could harm our business, including:

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	our products are technologically complex and it is difficult to develop alternative supply sources;

•	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	our suppliers may make errors in manufacturing components that could negatively affect the efficacy or safety of our products or cause delays in shipment of our products;

•	we may have difficulty locating and qualifying alternative suppliers for our sole-source supplies;

•	switching components may require product redesign and submission to the FDA of a PMA supplement or possibly a separate PMA, either of which could significantly delay production;

•

our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and

•

our suppliers may encounter financial hardships unrelated to our demand for components, including those related to changes in global economic conditions, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or replacement suppliers, particularly for our single-source components, in part because of the FDA approval process and because of the custom nature of various parts we design. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products.

Abbott Diabetes Care, Inc. has filed a patent infringement lawsuit against us. If we are not successful in defending against its claims, our business could be materially impaired.

On August 11, 2005, Abbott Diabetes Care, Inc., or Abbott, filed a patent infringement lawsuit against us in the United States District Court for the District of Delaware, seeking a declaratory judgment that our continuous glucose monitor infringes certain patents held by Abbott. In August 2005, we moved to dismiss these claims and filed requests for reexamination of the Abbott patents with the United States Patent and Trademark Office, or the Patent Office, and by March 2006, the Patent Office ordered reexamination of each of the four patents originally asserted against us in the litigation. On June 27, 2006, Abbott amended its complaint to include three additional patents owned or licensed by Abbott which are allegedly infringed by our continuous glucose monitor. On August 18, 2006, the court granted our motion to stay the lawsuit pending reexamination by the Patent Office of each of the four patents originally asserted by Abbott, and the court dismissed one significant infringement claim. In approving the stay, the court also granted our motion to strike, or disallow, Abbott’s amended complaint in which Abbott had sought to add three additional patents to the litigation. Subsequent to the court’s August 18, 2006 order striking Abbott’s amended complaint, Abbott filed a separate action in the U.S. District Court for the District of Delaware alleging patent infringement of the three additional patents it had sought to include in the litigation discussed above. On September 7, 2006, we filed a motion to strike Abbott’s new complaint on the grounds that it is redundant of claims Abbott already improperly attempted to inject into the original case, and because the original case is now stayed, Abbott must wait until the court lifts that stay before it can properly ask the court to consider these claims. Alternatively, we asked the court to consolidate the new case with the original case and thereby stay the entirety of the case pending conclusion of the reexamination proceedings in the Patent Office. In February 2007, the Patent Office ordered reexamination of each of the three patents cited in this new lawsuit. On September 30, 2007, the court granted our motion to consolidate the cases and stay the entirety of the case pending conclusion of the reexamination proceedings in the Patent Office relating to all seven patents asserted against us.

Each of the seven patents described above have one or more associated reexamination requests in various stages at the Patent Office. Abbott has filed responses with the Patent Office seeking claim construction to differentiate certain claims from the prior art we have presented, seeking to amend certain claims to overcome the prior art we have presented, and/or seeking to add new claims. With regard to the four patents originally asserted, two of the patents are in the Appeal process and two of the patents have recently been issued a Certificate of Reexamination. With regard to the two patents in the Appeal process, all of the claims for which reexamination was requested currently stand rejected and Abbott has filed an Appeal Brief in each of the cases. The first Examiner’s Answer maintained all rejections in one of the two cases. We also filed a second and a third reexamination request against each of the two patents in the Appeal process. The Patent Office denied the second requests and ordered reexamination of certain claims raised in the third requests for each of the two patents. With regard to the two patents for which a Certificate of Reexamination has been issued, we have filed subsequent reexamination requests for each of the two patents. With regard to the three patents subsequently asserted, two of the three patents are under non-final rejection and the third one is under final rejection with two of the patents including some new confirmed claims. In the finally rejected case, Abbott has filed responses with the Patent Office seeking claim construction to differentiate certain claims from the prior art we have presented, seeking to amend certain claims to overcome the prior art we have presented, and/or seeking to add new claims.

In 2008 and 2009, Abbott copied claims from certain of our applications, and stated that it may seek to provoke an interference with certain of our pending applications in the Patent Office. If an interference is declared and Abbott prevails in the interference, we would lose certain patent rights to the subject matter defined in the interference. Also in 2008, Abbott filed reexamination requests seeking to invalidate two of our patents in the Patent Office. In both reexamination requests, the Patent Office ordered the reexamination and issued non-final office actions and we responded to those non-final office actions by seeking claim construction to differentiate certain claims from the prior art, seeking to amend certain claims to overcome the prior art, and canceling certain claims. In one of the proceedings, Abbott recently appealed the Examiner’s decision to confirm the patentability of our original and amended claims. In the other proceeding, we have filed an Amendment to allow the claims the Examiner has indicated are patentable to stand on their own, to address the Examiner’s rejections of other claims based on form, to seek clarification of the basis for the Examiner’s rejections of certain claims based on the prior art and to ask reconsideration of the rejections.

No assurances can be given that we will prevail in the lawsuit or that we can successfully defend ourselves against the claims made by Abbott, and we expect to incur significant costs in defending the action, which could have a material adverse effect on our business and our results of operations regardless of the final outcome of such litigation. Subject to the stay, Abbott could immediately seek a preliminary injunction that, if granted, would force us to stop making, using, selling or offering to sell our products. Our SEVEN and SEVEN PLUS are our only current products that are approved for commercial sale, and if we were forced to stop selling them, our business and prospects would suffer. We cannot assure you that Abbott will not file for a preliminary injunction, that we would be successful in defending against such an action if filed or that we can successfully defend ourselves against the claim. In addition, defending against this action could have a number of harmful effects on our business, including those discussed in the following risk factor, regardless of the final outcome of such litigation.

Any adverse determination in litigation or interference proceedings to which we are or may become a party relating to patents could subject us to significant liabilities to third parties or require us to seek licenses from other third parties. Furthermore, if we are found to willfully infringe third-party patents, we could, in addition to other penalties, be required to pay treble damages. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may not be able to redesign our products to avoid infringement and any redesign may not receive FDA approval in a timely manner if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a significant adverse impact on our business.

We are subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.

Other companies, including Abbott, could, in the future, assert infringement or misappropriation claims against us with respect to our current or future products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of such third parties or others. Our competitors may assert that our continuous glucose monitoring systems or the methods we employ in the use of our systems are covered by U.S. or foreign patents held by them. This risk is exacerbated by the fact that there are numerous issued patents and pending patent applications relating to self-monitored glucose testing systems in the medical technology field. Because patent applications may take years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe. There could also be existing patents of which we are unaware that one or more components of our system may inadvertently infringe. As the number of competitors in the market for continuous glucose monitoring systems grows, the possibility of inadvertent patent infringement by us or a patent infringement claim against us increases.

Any infringement or misappropriation claim, including the claim brought by Abbott, could cause us to incur significant costs, could place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. Even if we are able to redesign our products to avoid an infringement claim, we may not receive FDA approval for such changes in a timely manner or at all. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling or offering to sell one or more of our products, or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

Our success and our ability to compete are dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright and trademark law, and trade secrets and nondisclosure agreements to protect our intellectual property. However, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. In addition, proposed regulations may limit our ability to file continuing patent applications and pursue patent claims in the USPTO.

To protect our proprietary rights, we may in the future need to assert claims of infringement against third parties. The outcome of litigation to enforce our intellectual property rights in patents, copyrights, trade secrets or trademarks is highly unpredictable, could result in substantial costs and diversion of resources, and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, invalid or unenforceable, and could award attorney fees.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Additionally, third parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.

The federal trademark application for the DEXCOM mark has been opposed, and we continue to vigorously defend against the opposition. The opposition proceeding only determines the right to federally register a trademark and cannot result in the award of any damages. We believe that we are entitled to a registration for our DEXCOM mark, but cannot assure you that we will succeed in these efforts. If we are unsuccessful, we could be forced to change our company name or market our products under a different name, which could result in a loss of brand recognition, could require us to retrieve product and interrupt supply and could require us to devote substantial resources to advertising and marketing our products under the new brand.

We operate in a highly competitive market and face competition from large, well-established medical device manufacturers with significant resources, and, as a result, we may not be able to compete effectively.

The market for glucose monitoring devices is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. In selling the SEVEN and SEVEN PLUS, we compete directly with Roche Diabetes Care, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; the MediSense and TheraSense divisions of Abbott Laboratories; and Bayer Corporation, each of which manufactures and markets products for the single-point finger stick device market. Collectively, these companies currently account for substantially all of the worldwide sales of self-monitored glucose testing systems. Several companies are developing or marketing short-term continuous glucose monitoring products that will compete directly with our products. To date, in addition to DexCom, three other companies, Cygnus, Medtronic and Abbott, have received approval from the FDA for continuous glucose monitors. We believe that one of the products, originally developed and marketed by Cygnus, is no longer actively marketed. In addition, we believe that Johnson & Johnson, Roche Diagnostics and others are developing invasive and non-invasive continuous glucose monitoring systems. Most of the companies developing or marketing competing devices are publicly traded or divisions of publicly-traded companies, and these companies enjoy several competitive advantages, including:

•	significantly greater name recognition;

•	established relations with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

We have entered into a Collaboration Agreement with Edwards to develop jointly an in-hospital continuous blood glucose monitoring device that may not result in the development of a commercially viable product or generation of any future revenues.

On November 10, 2008, we entered into a Collaboration Agreement with Edwards pursuant to which we have agreed to develop jointly and to market an in-hospital continuous blood glucose monitoring system. Under the Collaboration Agreement, we expect to receive payments for various milestones related to regulatory approvals and commercial readiness of the product. In addition, we also expect to receive either a profit-sharing payment of 10% of commercial sales of the product, or a royalty of 6% of commercial sales of the product. The Collaboration Agreement provides Edwards with an exclusive license to DexCom’s intellectual property in the hospital market. However, this collaboration may not result in the development of products that achieve regulatory approval in the United States or commercial success, which would result in various penalties to us under the Collaboration Agreement, up to and including loss of some or all of our milestone payments and rights to any profit-sharing or royalties. On October 30, 2009, we received CE Mark approval for the first generation in-hospital continuous glucose monitoring system that we developed in collaboration with Edwards. Although we expect Edwards will commence market evaluations during 2009, we do not expect this product to generate significant revenue during 2009 or 2010. We have yet to seek approval from the FDA for this product.

We enter into collaborations with third parties related to our SEVEN and SEVEN PLUS that may not result in the development of commercially viable products or the generation of significant future revenues.

In the ordinary course of our business, we enter into collaborative arrangements to develop new products and to pursue new markets, such as our agreements with Animas and Insulet, to integrate our receiver technology into their respective insulin delivery systems. We have also entered into an OUS Commercialization Agreement, as amended, with Animas pursuant to which Animas retains the exclusive right to develop and market outside the United States an ambulatory insulin pump that is combined with our continuous glucose monitoring technology. These collaborations may not result in the development of products that achieve commercial success and could be terminated prior to developing any products. Accordingly, we cannot assure you that any of our collaborations will result in the successful development of a commercially viable product or result in significant additional future revenues.

To date, no continuous glucose monitoring system, including our SEVEN and SEVEN PLUS, has received FDA clearance as a replacement for single-point finger stick devices, and our SEVEN, SEVEN PLUS and future generations may never be approved for that indication.

The SEVEN and SEVEN PLUS do not eliminate the need for single-point finger stick devices and our future products may not be approved for that indication. No precedent for FDA approval of continuous glucose monitoring systems as a replacement for single-point finger stick devices has been established. Accordingly, there is no established study design or agreement regarding performance requirements or measurements in clinical trials for continuous glucose monitoring systems. We have not yet filed for FDA approval for replacement claim labeling and we cannot assure you that we will not experience delays if we do file. If any of our competitors were to obtain replacement claim labeling for a continuous glucose monitoring system, our products may not be able to compete effectively against that system and our business would suffer.

Technological breakthroughs in the glucose monitoring market could render our products obsolete.

The glucose monitoring market is subject to rapid technological change and product innovation. Our products are based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies for the monitoring of glucose levels. FDA approval of a commercially viable continuous glucose monitor or sensor produced by one of our competitors could significantly reduce market acceptance of our systems. Several of our competitors are in various stages of developing continuous glucose monitors or sensors, including non-invasive and invasive devices, and the FDA has approved several of these competing products. In addition, the National Institutes of Health and other supporters of diabetes research are continually seeking ways to prevent, cure or improve treatment of diabetes. Therefore, our products may be rendered obsolete by technological breakthroughs in diabetes monitoring, treatment, prevention or cure.

If we are unable to successfully complete the pre-clinical studies or clinical trials necessary to support additional PMA or 510(k) applications, we may be unable to commercialize our continuous glucose monitoring systems under development, which could impair our financial position.

Our SEVEN and SEVEN PLUS systems are classified by the FDA as PMA medical devices. Our in-hospital glucose monitoring device under development has not yet been classified by the FDA. Before submitting any additional PMA or 510(k) applications, such as for our in-hospital continuous blood glucose monitoring system, we must successfully complete pre-clinical studies and clinical trials that we believe will demonstrate that the product is safe and effective. Product development, including pre-clinical studies and clinical trials, is a long, expensive and uncertain process and is subject to delays and failure at any stage. Furthermore, the data obtained from the studies and trial may be inadequate to support approval of a PMA or 510(k) application. While we have in the past obtained, and may in the future obtain, an Investigational Device Exemption, or IDE, prior to commencing clinical trials for our continuous glucose monitoring systems, FDA approval of an IDE application permitting us to conduct testing does not mean that the FDA will consider the data gathered in the trial to be sufficient to support approval of a PMA or 510(k) application, even if the trial’s intended safety and efficacy endpoints are achieved.

The commencement or completion of any of our clinical trials may be delayed or halted, or be inadequate to support approval of a PMA or 510(k) application, for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	patients do not comply with trial protocols;

•	patient follow-up does not occur at the rate we expect;

•	patients experience adverse side effects;

•	patients die during a clinical trial, even though their death may not be related to our products;

•	institutional review boards, or IRBs, and third-party clinical investigators may delay or reject our trial protocol;

•

third-party clinical investigators decline to participate in a trial or do not perform a trial on our anticipated schedule or consistent with the investigator agreements, clinical trial protocol, good clinical practices or other FDA or IRB requirements;

•	third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

•	regulatory inspections of our clinical trials or manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

•	changes in governmental regulations or administrative actions;

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

•	the FDA concludes that our trial design is inadequate to demonstrate safety and efficacy.

The results of pre-clinical studies do not necessarily predict future clinical trial results, and prior clinical trial results might not be repeated in subsequent clinical trials. Additionally, the FDA may disagree with our interpretation of the data from our pre-clinical studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to prove safety or efficacy, and may require us to pursue additional pre-clinical studies or clinical trials, which could further delay the approval of our products. If we are unable to demonstrate the safety and efficacy of our products in our clinical trials, we will be unable to obtain regulatory approval to market our products. In addition, the data we collect from our current clinical trials, our pre-clinical studies and other clinical trials may not be sufficient to support FDA approval.

We depend on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

We rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trial and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials or fail to ensure compliance by patients with clinical protocols or fail to comply with regulatory requirements, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our products. Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the FDA, and we may be unable to obtain regulatory approval for, or successfully commercialize, our products.

We may never receive FDA approval to market our in-hospital continuous blood glucose monitoring system that is under development, or any other continuous glucose monitoring system under development.

Pursuant to the Collaboration Agreement entered into with Edwards, we are jointly developing an in-hospital continuous blood glucose monitoring system, and we will seek to obtain FDA approval for this device. The regulatory approval process for this device, and any other continuous glucose monitoring system in development involves, among other things, successfully completing clinical trials and obtaining either prior 510(k) clearance or prior approval from the FDA through the PMA process. The PMA process requires us to prove the safety and efficacy of our continuous blood glucose monitoring system to the FDA’s satisfaction. This process can be expensive and uncertain, requires detailed and comprehensive scientific and human clinical data, generally takes one to three years after a PMA application is filed and may never result in the FDA granting a PMA. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	our systems may not satisfy the FDA’s safety or efficacy requirements;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support approval;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

•	changes in FDA approval policies or adoption of new regulations may require additional data.

Even if approved by the FDA, our in-hospital blood glucose monitoring system, or any other continuous glucose monitoring system under development may not be approved for the indications that are necessary or desirable for successful commercialization. We may not obtain the necessary regulatory approvals to market these continuous glucose monitoring systems in the United States. Any delay in, or failure to receive or maintain, approval for our continuous glucose monitoring systems under development could prevent us from generating revenue from these products or achieving profitability.

We may be unable to continue the commercialization of our SEVEN or SEVEN PLUS or the development and commercialization of our other continuous glucose monitoring systems, including the in-hospital continuous blood glucose monitoring system, without additional funding.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on commercializing our products, including further development of our direct sales force and expansion of our manufacturing capacity, and on research and development, including conducting clinical trials for our in-hospital continuous blood glucose monitoring system as well as our next generation continuous glucose monitoring systems. For the nine months ended September 30, 2009, our net cash used in operating activities was $30.2 million, compared to $40.0 million for the same period in 2008, and as of September 30, 2009, we had working capital of $25.8 million, including $40.4 million in cash, cash equivalents and short-term marketable securities, which includes $2.6 million in restricted cash. We expect that our cash used by operations will increase significantly in each of the next several years, and, although we recently completed a follow-on public offering of 15,994,000 shares of our common stock for net proceeds to the company of approximately $45.6 million, we may need additional funds to continue the commercialization of our products and for the development and commercialization of other continuous glucose monitoring systems. Additional financing may not be available on a timely basis on terms acceptable to us, or at all. Any additional financing may be dilutive to stockholders or may require us to grant a lender a security interest in our assets. The amount of funding we will need will depend on many factors, including:

•	the revenue generated by sales of our products and other future products;

•	the expenses we incur in manufacturing, developing, selling and marketing our products;

•	our ability to scale our manufacturing operations to meet demand for our current and any future products;

•	the costs to produce our continuous glucose monitoring systems;

•	the costs and timing of additional regulatory approvals;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the rate of progress and cost of our clinical trials and other development activities;

•	the success of our research and development efforts;

•	the emergence of competing or complementary technological developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

If adequate funds are not available, we may not be able to commercialize our products at the rate we desire and we may have to delay development or commercialization of our other products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products. Any of these factors could harm our financial condition.

Potential long-term complications from our products or other continuous glucose monitoring systems under development may not be revealed by our clinical experience to date.

Based on our experience, complication from use of our device may include skin irritation under the adhesive dressing of the sensor. Inflammation or redness, swelling, minor infection, and minor bleeding at the sensor insertion site are also possible risks with a patient’s use of the device. However, if unanticipated long-term side-effects result from the use of our products or other glucose monitoring systems under development, we could be subject to liability and our systems would not be widely adopted. With respect to our SEVEN and SEVEN PLUS, our clinical trials have been limited to seven days of continuous use. Additionally, we have limited clinical experience with repeated use of our products in the same patient. We cannot assure you that long-term use would not result in unanticipated complications. Furthermore, the interim results from our current pre-clinical studies and clinical trials may not be indicative of the clinical results obtained when we examine the patients at later dates. It is possible that repeated use of our products may result in unanticipated adverse effects, potentially even after the device is removed.

If we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval will be subject to continual review and periodic inspections by the FDA and other regulatory bodies, which may include inspection of our manufacturing processes, post-approval clinical data and promotional activities for such product. The FDA’s medical device reporting, or MDR, regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would likely cause or contribute to a death or serious injury. We and our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, and other regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, shipping and servicing of our products. The FDA enforces the QSR through unannounced inspections. We currently manufacture our devices at our headquarters facility in San Diego, California. In this facility we have more than 10,000 square feet of laboratory space and approximately 5,000 square feet of controlled environment rooms. In November 2008, our facilities were subject to a post-approval PMA and QSR audit by FDA. At the close of the inspection, FDA issued a Form 483 identifying several inspectional observations, the majority of which were corrected and verified while the FDA investigator was on site and, although we have no formal requirements or obligations to provide anything further to the FDA regarding these observations, in January 2009, we voluntarily provided formal written evidence to FDA of actions taken to address one remaining minor observation. In addition, our method of wireless communication from the transmitter to the receiver is subject to a recent regulatory amendment. In March 2009, the FCC established a bifurcated MICS band which requires device manufacturers whose products will operate in the main MICS band to either manufacture their devices using listen-before-transmit technology, or to transmit on a side band outside the main MICS band at lower power. Although the SEVEN and SEVEN PLUS do not comply with existing MICS band listen-before-transmit requirements, the FCC granted a waiver to allow us to continue marketing and operating our SEVEN and SEVEN PLUS through March 2013, which we believe will provide adequate time to design an alternative method of wireless communication. Compliance with ongoing regulatory requirements can be complex, expensive and time-consuming. Failure by us or one of our suppliers to comply with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following actions:

•	warning letters;

•	fines and civil penalties;

•	unanticipated expenditures;

•	delays in approving or refusal to approve our continuous glucose monitoring systems;

•	withdrawal of approval by the FDA or other regulatory bodies;

•	product recall or seizure;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer. In addition, we believe MDRs are generally underreported and any underlying problems could be of a larger magnitude than suggested by the number or types of MDRs we receive. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, including software bugs, unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

We face the risk of product liability claims and may not be able to maintain or obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse or malfunction of, or design flaws in, our products. We may be subject to product liability claims if our products cause, or merely appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products.

Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. Further, if additional products are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of the device. Our customers, either on their own or following the advice of their physicians, may use our products in a manner not described in the products’ labeling and that differs from the manner in which it was used in clinical studies and approved by the FDA. For example, our SEVEN and SEVEN PLUS are designed to be used by a patient continuously for up to seven days, but the patient might be able to circumvent the safeguards designed into the SEVEN and SEVEN PLUS and use the product for longer than seven days. Off-label use of products by patients is common, and any such off-label use of our products could subject us to additional liability. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our products in the market.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of our products for unapproved off-label uses.

Although we believe our promotional materials and training methods are conducted in compliance with FDA and other regulations, if the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, the FDA could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	billing for services;

•	financial relationships with physicians and other referral sources;

•	inducements and courtesies given to physicians and other health care providers and patients;

•	quality of medical equipment and services;

•	confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

•	medical device reporting;

•	false claims;

•	professional licensure; and

•	labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations which govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

In addition, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts our operations.

We are not aware of any governmental healthcare investigations involving our executives or us. However, any future healthcare investigations of our executives, our managers or us could result in significant liabilities or penalties to us, as well as adverse publicity.

The majority of our operations are conducted at one facility in San Diego, California. Any disruption at this facility could increase our expenses.

We take precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data. However, a natural disaster, such as a fire, flood or earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory, and cause us to incur additional expenses. The insurance we maintain against fires, floods, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

We may be liable for contamination or other harm caused by materials that we handle, and changes in environmental regulations could cause us to incur additional expense.

Our research and development and clinical processes involve the handling of potentially harmful biological materials as well as hazardous materials. We are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials and we incur expenses relating to compliance with these laws and regulations. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our financial condition. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.

We have begun limited commercial and marketing efforts in Europe and may seek to market our products in other regions in the future. Outside the United States, we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States on a timely basis, or at all.

Our success will depend on our ability to attract and retain our personnel.

We are highly dependent on our senior management, especially Terrance H. Gregg, our President and Chief Executive Officer, Steven R. Pacelli, our Chief Administrative Officer, Andrew K. Balo, our Senior Vice President of Clinical and Regulatory Affairs and Quality Assurance, and Jorge Valdes, our Senior Vice President of Operations. Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future, including sales persons, scientists, clinicians, engineers and other highly skilled personnel. Competition for senior management personnel, as well as sales persons, scientists, clinicians and engineers, is intense and we may not be able to retain our personnel. The loss of the services of members of our senior management, scientists, clinicians or engineers could prevent the implementation and completion of our objectives, including the commercialization of our current products and the development and introduction of additional products. The loss of a member of our senior management or our professional staff would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Each of our officers may terminate their employment at any time without notice and without cause or good reason. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We expect to continue to expand our operations and grow our research and development, manufacturing, sales and marketing, product development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

We have incurred and will incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission, or SEC, will result in increased costs to us as we evaluate the implications of any new rules and regulations and respond to new requirements under such rules and regulations. We are required to comply with many of these rules and regulations, and will be required to comply with additional rules and regulations in the future. As an early commercialization stage company with limited capital and human resources, we will need to divert management’s time and attention away from our business in order to ensure compliance with these regulatory requirements. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

Valuation of share-based payments, which we are required to perform for purposes of recording compensation expense under authoritative guidance for share-based payment, involves significant assumptions that are subject to change and difficult to predict.

On January 1, 2006, we adopted authoritative guidance for share-based payment, which requires that we record compensation expense in the statement of income for share-based payments, such as employee stock options, using the fair value method. The requirements of the authoritative guidance for share-based payment have and will continue to have a material effect on our future financial results reported under GAAP and make it difficult for us to accurately predict the impact our future financial results.

For instance, estimating the fair value of share-based payments is highly dependent on assumptions regarding the future exercise behavior of our employees and changes in our stock price. Our share-based payments have characteristics significantly different from those of freely traded options, and changes to the subjective input assumptions of our share-based payment valuation models can materially change our estimates of the fair values of our share-based payments. In addition, the actual values realized upon the exercise, expiration, early termination or forfeiture of share-based payments might be significantly different that our estimates of the fair values of those awards as determined at the date of grant. Moreover, we rely on third parties that supply us with information or help us perform certain calculations that we employ to estimate the fair value of share-based payments. If any of these parties do not perform as expected or make errors, we may inaccurately calculate actual or estimated compensation expense for share-based payments.

The authoritative guidance for share-based payment could also adversely impact our ability to provide accurate guidance on our future financial results as assumptions that are used to estimate the fair value of share-based payments are based on estimates and judgments that may differ from period to period. We may also be unable to accurately predict the amount and timing of the recognition of tax benefits associated with share- based payments as they are highly dependent on the exercise behavior of our employees and the price of our stock relative to the exercise price of each outstanding stock option.

For those reasons, among others, the authoritative guidance for share-based payment may create variability and uncertainty in the share-based compensation expense we will record in future periods, which could adversely impact our stock price and increase our expected stock price volatility as compared to prior periods.

Changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and/or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. The method in which we market and sell our products may have an impact on the manner in which we recognize revenue. In addition, changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, as a result of changes approved by the Financial Accounting Standards Board, or FASB, on January 1, 2006 we began recording compensation expense in our statements of operations for equity compensation instruments, including employee stock options, using the fair value method. Our reported financial results beginning for the first quarter of 2006 and for all foreseeable future periods will be negatively and materially impacted by this accounting change. Other potential changes in existing taxation rules related to stock options and other forms of equity compensation could also have a significant negative effect on our reported results.

In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion. The authoritative guidance requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability and equity components of the instrument. The debt would be recognized at the present value of its cash flows discounted using our nonconvertible debt borrowing rate. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The authoritative guidance also requires an accretion of the resultant debt discount over the expected life of the debt. The transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. The effective date of the authoritative guidance is for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. On January 1, 2009, we adopted the provisions of the authoritative guidance, which resulted in a reduction to the historical carrying value of the 4.75% convertible senior notes due in 2027 on our balance sheet of $26.6 million, a reduction to the carrying value of the debt issuance costs of $1.2 million, and a corresponding increase to paid in capital as of the date of issuance. Our estimated non-convertible borrowing rate of 19.5% was applied to the notes and coupon interest using a present value technique to arrive at the fair value of the liability component. The adoption of the authoritative guidance also resulted in an increase in accumulated deficit of $6.2 million and a corresponding net decrease to the carrying value of the debt discount and issuance costs as of January 1, 2009. We recorded non-cash interest expense relating to the amortization of the debt discount in the amounts of $1.2 million and $1.0 million for the three months ended September 30, 2009 and 2008, respectively, and $3.6 million and $3.0 million for the nine months ended September 30, 2009 and 2008, respectively. We recorded interest expense relating to the contractual coupon payments in the amounts of $713,000 for each of the quarters ended September 30, 2009 and 2008, respectively, and $2.1 million for the nine months ended September 30, 2009 and 2008, respectively. The impact of adoption of the authoritative guidance to loss per share was an increase of $0.02 and $0.03 for the quarters ended September 30, 2009 and 2008, respectively, and $0.08 and $0.09 for the nine months ended September 30, 2009 and 2008, respectively.

Our loan and security agreement contains restrictions that may limit our operating flexibility.

In March 2006, we entered into our Loan Agreement that provided for a loan to finance various equipment and leasehold improvement expenses. In January 2008, we amended our Loan Agreement to enable us to draw an additional $3.0 million. We are required to repay this additional amount at intervals through July 2011. As of September 30, 2009, we had a total outstanding loan balance under the Loan Agreement of $1.7 million. The Loan Agreement requires us to maintain a minimum cash balance with Square 1 Bank, and also imposes certain limitations on us, including limitations on our ability to:

•	transfer all or any part of our businesses or properties, other than transfers done in the ordinary course of business;

•	engage in any business other than the businesses in which we are currently engaged;

•	relocate our chief executive offices or state of incorporation;

•	change our legal name or fiscal year;

•	replace our chief executive officer or chief financial officer;

•	merge or consolidate with or into any other business organizations, with certain exceptions;

•	permit any person to beneficially own a sufficient number of shares entitling such person to elect a majority of our board of directors;

•	incur additional indebtedness, with certain exceptions;

•	incur liens with respect to any of our properties, with certain exceptions;

•	pay dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, other than repurchases of the stock of former employees;

•	directly or indirectly acquire or own, or make any investment in, any persons, with certain exceptions;

•

directly or indirectly enter into or permit to exist any material transaction with any affiliates except such transactions that are in the ordinary course of business that are done upon fair and reasonable terms that are no less favorable to us than would be obtained in an arm’s length transaction with a non-affiliated company;

•	make any payment in respect of any subordinated debt, or permit any of our U.S. domestic subsidiaries to make any such payment, except in compliance with the terms of such subordinated debt; or

•

store any equipment or inventory in which the lender has any interest with any bailee, warehousemen or similar third party unless the third party has been notified of the lender’s security interest, or

•	become or be controlled by an “investment company.”

Complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

Risks Related to This Offering and Our Common Stock

If our stock price fluctuates after this offering, you could lose a significant part of your investment.

Historically, the market price of our common stock has fluctuated considerably and often. Since the beginning of 2009, the closing price of our common stock on the NASDAQ Global Market has been as high as $8.48 per share and as low as $2.76 per share.

The market price of our common stock is influenced by many factors that are beyond our control, including the following:

•	securities analyst coverage or lack of coverage of our common stock or changes in their estimates of our financial performance;

•	variations in quarterly operating results;

•	future sales of our common stock by our stockholders;

•	investor perception of us and our industry;

•	announcements by us or our competitors of significant agreements, acquisitions or capital commitments;

•	changes in market valuation or earnings of our competitors;

•	general economic conditions;

•	regulatory actions;

•	legislation and political conditions; and

•	terrorist acts.

Please also refer to the factors described above in this “Risk Factors” section. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated to and disproportionate to the operating performance of companies in our industry. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Further, securities class action litigation has often been brought against companies that experience periods of volatility in the market prices of their securities. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources.

If our financial performance fails to meet the expectations of investors and public market analysts, the market price of our common stock could decline.

Our revenues and operating results may fluctuate significantly from quarter to quarter. We believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied on as an indication of our future performance. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the trading price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include:

•	our inability to manufacture an adequate supply of product at appropriate quality levels and acceptable costs;

•	possible delays in our research and development programs or in the completion of any clinical trials;

•	a lack of acceptance of our products in the marketplace by physicians and patients;

•	the inability of patients to receive reimbursements from third-party payors;

•	failures to comply with regulatory requirements, which could lead to withdrawal of products from the market;

•	our failure to continue the commercialization of any of our continuous glucose monitoring systems;

•	inadequate financial and other resources; and

•	global economic conditions.

Sales of shares in this offering, the issuance of shares by us in the future or sales of shares by our stockholders, may cause the market price of our common stock to drop significantly, even if our business is doing well.

This offering may cause the market price of our common stock to decline, perhaps significantly, even if our business is doing well, and the volatility of our trading price may increase around the time of this offering. The market price of our common stock could also decline as a result of our sale of shares in this offering or the perception that sales of our shares are likely to occur in the future. This might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Also, we may issue securities in connection with future financings and acquisitions, and those shares could dilute the holdings of other stockholders, including the investors in this offering.

FORWARD-LOOKING INFORMATION

This prospectus and documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus or any documents incorporated by reference in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus or any documents incorporated by reference in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes including, without limitation, additions to our working capital, the repurchase of outstanding convertible notes, capital expenditures, and, while we have no present understandings, commitments, or agreements to do so, potential acquisitions of, or investments in, companies and technologies that complement our business.

RATIO OF COMBINED PREFERENCE DIVIDENDS AND FIXED CHARGES TO EARNINGS

The financial information provided in the table below should be read in conjunction with our financial statements and the related notes incorporated by reference into this prospectus. The following table sets forth our ratio of combined preference dividends and fixed charges to earnings for each of the periods indicated. As earnings are inadequate to cover the combined preference dividends and fixed charges, we have provided the deficiency amounts. For purposes of calculating this deficiency, earnings consist of loss from continuing operations before fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense.

	Year ended December 31,					Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
						(unaudited)
Deficiency of earnings to combined preference dividends and fixed charges (in thousands)	$(13,946)	(30,767)	(46,599)	(48,454)	(58,856)	(41,995)

DESCRIPTION OF SECURITIES WE MAY OFFER

As of the date of this prospectus, our authorized capital stock consisted of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description summarizes the most important terms of the securities we may offer. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to the applicable prospectus supplement, our restated certificate of incorporation and restated bylaws and to the provisions of applicable Delaware law.

Types of Securities We May Offer

With this prospectus, we may offer common stock, preferred stock, warrants to purchase common or preferred stock and units, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $100,000,000.

Common Stock

As of the date of this prospectus, there were 46,031,757 shares of common stock outstanding.

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to receive liquidation distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders will be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of the notes will be fully paid and nonassessable.

Limitations on common stock rights created by the rights of another authorized class of securities. As further described below, our board of directors is authorized, subject to the limits imposed by Delaware law, to issue up to 5,000,000 shares of preferred stock. Although no shares of preferred stock are outstanding as of the date of this prospectus, our board may authorize the issuance of such preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “DXCM.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

As of the date of this prospectus, no shares of our preferred stock were outstanding. Our board of directors is authorized, subject to the limits imposed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, without any further vote or action by the stockholders.

Our restated certificate of incorporation authorizes 500,000 shares of Series A junior participating preferred stock that are purchasable upon exercise of the rights under our rights agreement. These shares are:

•	not redeemable;

•	entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of an amount equal to 100 times the dividend declared per share of our common stock;

•

in the event of a liquidation, dissolution or winding up, a minimum preferential payment of $1.00, and thereafter the holders of the preferred shares will be entitled to an aggregate payment of 100 times the aggregate payment made per common share;

•	entitled to 100 votes, voting together with our common stock;

•

in the event of a merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, entitled to receive 1,000 times the amount received per share of our common stock; and

•	entitled to anti-dilution protections.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description of the preferred stock in the certificate of designation and any applicable prospectus supplement will include:

•	the number of shares in any series;

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain United States Federal income tax consequences relating to the preferred stock.

Warrants

We may issue warrants for the purchase of common stock or preferred stock, or a combination thereof. As of the date of this prospectus, there are no warrants to purchase shares of our capital stock outstanding.

Warrants may be issued independently or together with any offered securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series. The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of DexCom.

As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

Units

We may issue units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock and/or warrants. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the related prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.

Anti-Takeover Provisions

Provisions of Delaware law and our restated certificate of incorporation and restated bylaws could make the acquisition of DexCom and the removal of incumbent directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first.

Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders.

Restated certificate of incorporation and restated bylaw provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•

Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•

Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of such delay may deter a potential offeror.

•

Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or our president.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•

Issuance of Undesignated Preferred Stock. As described above, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Rights agreement

Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a price of $150 for each one one-hundredth of a share of Series A junior participating preferred stock (subject to adjustment) under circumstances provided for in the rights agreement. The purpose of our rights agreement is to:

•	give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

•	deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

•	prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer. Until a distribution date occurs, the rights will:

•	not be exercisable;

•	be represented by the same certificate that represents the shares with which the rights are associated; and

•	trade together with those shares.

The rights will expire at the close of business on April 19, 2015, unless earlier redeemed or exchanged by us. Following a distribution date, the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock. A distribution date would occur upon the earlier of:

•	ten days after a public announcement that the person has become an acquiring person; or

•	ten business days after a person announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an acquiring person.

A holder of rights will not, as such, have any rights as a stockholder, including the right to vote or receive dividends.

Under our rights agreement, a person becomes an acquiring person if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. In addition, an acquiring person shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity holding shares of our common stock pursuant to such employee benefit plans. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value of two times the purchase price. If, a person becomes an acquiring person and either we merge or enter into any similar business combination transaction with the acquiring person and we are not the surviving corporation, or 50% or more of our assets or earning power is sold or transferred to an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase a number of shares of common stock of the acquiring entity having a market value of two times the purchase price.

After a person becomes an acquiring person, but prior to such person acquiring more than 50% of our outstanding common stock, our board of directors may exchange each right, other than rights owned by the acquiring person, for one share of common stock, one one-hundredth of a share of our Series A junior preferred stock, or other equivalent securities.

At any time before a person becomes an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.0001 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price. At any time before a person becomes an acquiring person, our board of directors may amend any provision in the rights agreement without stockholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without stockholder consent if such amendment would not adversely affect the interests of the holders of rights, or cause the rights to again become redeemable.

PLAN OF DISTRIBUTION

We may sell the securities referenced in this prospectus in any one or more of the following methods:

•	direct sales to purchasers;

•	to or through underwriters or dealers;

•	through designated agents;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with us to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

A prospectus supplement will set forth the specific terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents, if any, and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters, if any, may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if applicable;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities will be listed.

Underwriters may offer and sell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities they have committed to purchase if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in a prospectus supplement, naming the underwriter.

We may sell securities through agents from time to time. A prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Any dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in connection with such sales. In such event, any commissions received by such dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at a public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended, or Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Proxy Statement on Schedule 14A filed with the SEC on April 13, 2009, with respect to our 2009 Annual Meeting of Stockholders;

•	our current report on Form 8-K filed on January 9, 2009;

•	our current report on Form 8-K filed on January 13, 2009;

•	our current report on Form 8-K filed on January 28, 2009;

•	our current report on Form 8-K filed on January 28, 2009;

•	our current report on Form 8-K filed on January 30, 2009;

•	our current report on Form 8-K filed on March 20, 2009;

•	our current report on Form 8-K filed on May 6, 2009 (excluding the information furnished therein pursuant to Item 2.02);

•	our current report on Form 8-K filed on May 22, 2009;

•	our current report on Form 8-K filed on July 10, 2009;

•	our current report on Form 8-K filed on August 3, 2009 (excluding the information furnished therein pursuant to Item 2.02);

•	our current report on Form 8-K filed on November 4, 2009;

•

the description of our common stock and preferred stock purchase rights contained in a registration statement on Form 8-A, filed March 25, 2005, including any amendment or report filed for the purpose of updating such description.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the securities remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Steven Pacelli, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121, telephone number (858) 200-0200. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

PROSPECTUS

            , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than any underwriting discounts and commission, payable by us in connection with the offering of the securities being registered. All amounts shown are estimates, except for the registration fee.

SEC registration fee		$5,580
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and miscellaneous expenses		*
Total	$	*

*	These expenses depend on the securities offered and the number of issuances and cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions,

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered into Indemnification Agreements with its directors and officers to provide such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought.

The Registrant has directors’ and officers’ liability insurance for securities matters.

See also the undertakings set out in response to Item 17 hereof.

Reference is made to the following documents filed as exhibits (under the exhibit number set forth below) to the Registrant’s Registration Statement on Form S-1 (File No. 333-122454) (the “Form S-1”) and the Registrant’s Current Report on 8-K filed May 22, 2009, regarding relevant indemnification provisions described above and elsewhere in the Registration Statement on Form S-1:

Exhibit Document	Number
Registrant’s Restated Certificate of Incorporation	3.03
Second Amended and Restated Investors’ Rights Agreement dated December 30, 2004	4.02
Form of Indemnity Agreement	10.01
Registrant’s Amended and Restated Bylaws (filed on May 22, 2009 as exhibit to Form 8-K)	99.01

Item 16.	Exhibits and Financial Statement Schedules

Number	Exhibit Title
1.01*	Form of Underwriting Agreement for Equity Securities.

4.01**	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.02 of Form S-1).

4.02**	Registrant’s Restated Certificate of Incorporation (Exhibit 3.03 of Form S-1).

4.03***	Registrant’s Amended and Restated Bylaws.

4.04**	Form of Specimen Certificate for Registrant’s common stock (Exhibit 4.01 of Form S-1).

4.05**	Second Amended and Restated Investors’ Rights Agreement, dated December 30, 2004 (Exhibit 4.02 of Form S-1).

4.06**	Form of Rights Agreement, between DexCom, Inc. and American Stock Transfer & Trust Company, including the Certificate of Designations of Series A Junior Participating Preferred Stock, Summary of Stock Purchase Rights and Forms of Right Certificate attached thereto as Exhibits A, B and C, respectively (Exhibit 4.03 of Form S-1).

4.07****	Indenture, dated as of March 9, 2007, between DexCom, Inc. and Wells Fargo Bank, National Association as trustee (including form of 4.75% Convertible Senior Note due 2027).

4.08*	Form of Preferred Stock Certificate of Designation and related Form of Specimen Certificate for Registrant’s Preferred Stock.

4.09*	Form of Warrant.

4.10*	Form of Unit.

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.

12.01	Statement Regarding Computation of Ratios.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Independent Registered Public Accounting Firm.

24.01	Power of Attorney (see page II-5 of this registration statement).

*	To be filed, when and if necessary, as an exhibit
**	Incorporated herein by reference to the indicated exhibit to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-122454).
***	Incorporated herein by reference to exhibit 99.01 to Registrant’s Current Report on Form 8-K filed May 22, 2009.
****	Incorporated herein by reference to exhibit 4.01 to Registrant’s Current Report on Form 8-K filed March 12, 2007.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) That the registrant will supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 4th day of November, 2009.

DEXCOM, INC.

By:	/s/ TERRANCE H. GREGG

Terrance H. Gregg
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Terrance H. Gregg and Jess Roper, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this Registration Statement, including post-effective amendments, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
Principal Executive Officer and Director:

/S/ TERRANCE H. GREGG Terrance H. Gregg	President, Chief Executive Officer and Director	November 4, 2009

Principal Financial Officer and Principal Accounting Officer:

/S/ JESS ROPER Jess Roper	Chief Financial Officer	November 4, 2009

Additional Directors:

/s/ DONALD L. LUCAS Donald L. Lucas	Chairman of the Board of Directors	November 4, 2009

/S/ JONATHAN LORD, M.D. Jonathan Lord, M.D.	Director	November 4, 2009

/S/ DONALD A. LUCAS Donald A. Lucas	Director	November 4, 2009

/S/ KEVIN SAYER Kevin Sayer	Director	November 4, 2009

/S/ JAY SKYLER, M.D. Jay Skyler, M.D.	Director	November 4, 2009

/S/ ERIC TOPOL, M.D. Eric Topol, M.D.	Director	November 4, 2009

Exhibit Index

Number	Exhibit Title

1.01*	Form of Underwriting Agreement for Equity Securities.

4.01**	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.02 of Form S-1).

4.02**	Registrant’s Restated Certificate of Incorporation (Exhibit 3.03 of Form S-1).

4.03***	Registrant’s Amended and Restated Bylaws.

4.04**	Form of Specimen Certificate for Registrant’s common stock (Exhibit 4.01 of Form S-1).

4.05**	Second Amended and Restated Investors’ Rights Agreement, dated December 30, 2004 (Exhibit 4.02 of Form S-1).

4.06**	Form of Rights Agreement, between DexCom, Inc. and American Stock Transfer & Trust Company, including the Certificate of Designations of Series A Junior Participating Preferred Stock, Summary of Stock Purchase Rights and Forms of Right Certificate attached thereto as Exhibits A, B and C, respectively (Exhibit 4.03 of Form S-1).

4.07****	Indenture, dated as of March 9, 2007, between DexCom, Inc. and Wells Fargo Bank, National Association as trustee (including form of 4.75% Convertible Senior Note due 2027).

4.08*	Form of Preferred Stock Certificate of Designation and related Form of Specimen Certificate for Registrant’s Preferred Stock.

4.09*	Form of Warrant.

4.10*	Form of Unit.

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.

12.01	Statement Regarding Computation of Ratios.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Independent Registered Public Accounting Firm.

24.01	Power of Attorney (see page II-5 of this registration statement).

*	To be filed, when and if necessary, as an exhibit
**	Incorporated herein by reference to the indicated exhibit to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-122454).
***	Incorporated herein by reference to exhibit 99.01 to Registrant’s Current Report on Form 8-K filed May 22, 2009.
****	Incorporated herein by reference to exhibit 4.01 to Registrant’s Current Report on Form 8-K filed March 12, 2007.